Exhibit 10.3
MERCANTILE BANCORP, INC.
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (“Amendment”) is made as of this 15th day of July, 2008, by and between Mercantile Bancorp, Inc., a Delaware corporation (“Company”) with its principal office located at Quincy, Illinois, and Daniel J. Cook, of Quincy, Illinois (“Employee”).
     WHEREAS, Company and Employee entered into an Employment Agreement effective as of January 1, 2008 the “Employment Agreement”); and
     WHEREAS, Company and Employee wish to amend the Employment Agreement to provide for an increase in Employee’s incentive compensation plan; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, and the performance of each, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee hereby agree to amend the Employment Agreement as follows:
     1. Section 3.2 is hereby deleted and inserted in lieu thereof is the following:
“Incentive bonus. In addition to the base salary as provided in Section 3.1 above, Company shall pay Employee an annual incentive bonus in an amount up to forty percent (40%) of base salary in accordance with the incentive compensation plan established by the Compensation Committee and Board of Directors of Company during 2008. The bonus shall be prorated for any partial year. Further, Employee must be employed on December 31 of each year to be entitled to a bonus for such year.”
     2. This Amendment is effective January 1, 2008.
     3. Except as set forth in this Amendment, the Employment Agreement shall remain unaltered and in full force and effect according to its terms and conditions.
     IN WITNESS WHEREOF, this Amendment to the Employment Agreement has been executed by Company and Employee as of the date first above written.

MERCANTILE BANCORP, INC.

By: Name:	/s/ Ted T. Awerkamp Ted T. Awerkamp
Title:	President & CEO

/s/ Daniel J. Cook DANIEL J. COOK